Exhibit 99.1

Verra Mobility Announces Appointment of Sarah Farrell to its Board of Directors

MESA, Ariz., Jan. 3, 2022 /PRNewswire/ -- Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today that Sarah Farrell has been appointed as a new director, filling the vacancy on the Board after the resignation of Jacob Kotzubei on December 17, 2021.

Ms. Farrell is a Partner at Inclusive Capital Partners, a San Francisco-based investment firm that seeks to partner with companies that address and enable solutions to address environmental and societal problems. Inclusive Capital Partners beneficially owns more than five percent of the Company’s outstanding common stock.

“We are excited to welcome Sarah Farrell to our Board,” said David Roberts, President and CEO, Verra Mobility. “We believe that Ms. Farrell’s experience supporting environmental, social and governance initiatives and her background in finance and investing makes her well-qualified to serve as a member of Verra Mobility’s Board.”

“I’m excited to join the Board of Verra Mobility, a leading provider of solutions and technologies that make mobility safer and easier,” said Ms. Farrell. “I look forward to working actively with David and his leadership team, as well as my fellow board colleagues, to continue their existing work while advancing and celebrating the Company’s successful business model.”

In addition to her role at Inclusive Capital Partners, Ms. Farrell serves as a board observer at Reddit, Inc. and a director at Kolmac Outpatient Recovery Centers, a private network of intensive outpatient addiction treatment centers. Ms. Farrell is also a former director at Lindblad Expeditions Holdings, Inc., where she was a member of the Audit Committee.

Prior to joining Inclusive Capital Partners at its inception in July 2020, Ms. Farrell worked as an Associate at ValueAct Capital, a San Francisco-based investment firm and previously worked at The Blackstone Group in its Private Equity division. Prior to joining Blackstone, she worked in investment banking at J.P. Morgan in the Mergers & Acquisitions group. Ms. Farrell holds a bachelor’s degree in Honors Chemistry from Harvard College.

About Verra Mobility

Verra Mobility (NASDAQ: VRRM) is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company operating in more than 15 countries, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve the most complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration and connectivity with hundreds of tolling and issuing authorities. Verra Mobility fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts, operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Europe, Asia, and Australia. For more information, please visit www.verramobility.com.

Media Relations: Investor Relations:

Eric Krantz IR@verramobility.com

eric.krantz@verramobility.com

Phone: (480) 596-4862

1150 North Alma School Road, Mesa, Arizona 85201 ● TEL 480.443.7000 ● www.verramobility.com